UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: April 1, 2011

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3000 Bayport Drive, Suite 685 Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 1, 2011, our board of directors filled the vacancy on our board of directors by the appointment of Dr. Alan W. Dunton to serve as a non-employee, independent, director. Dr. Dunton was also appointed to the Company’s Audit Committee.

As a non-employee, independent, director upon appointment Dr. Dunton received options to acquire 5,000 shares of our common stock under the Company’s Option Plan, at an exercise price of $3.30, which was the closing price on, April 1, 2011 the date of appointment. Dr. Dunton will also participate in the Company’s director compensation program which, in addition to the option award provides for cash payments to non-employee directors in connection with their service on the Company’s Board of Directors and committees.

The Directors have determined that Dr. Dunton has no material relationship with us; is independent within the meaning of the rules and regulations of the Securities and Exchange Commission, including those applicable to members of the Audit Committee; and has the financial sophistication and other attributes required for Audit Committee membership under applicable rules.

There are no arrangements or understandings between Dr. Dunton and any persons pursuant to which Dr. Dunton would be selected as a director. There are no current or proposed transactions between the Company and their immediate family members that would require disclosure under item 404(a) of Regulations S-K promulgated by the Securities and Exchange Commission.

Certain biographical information on Dr. Dunton is set forth below:

Dr. Alan W. Dunton, age 56 is the principal owner of Danerius, LLC, a biotechnology consulting company which he founded in 2006. From January 2007 until March 2009, Dr. Dunton served as President and Chief Executive Officer of Panacos Pharmaceuticals, Inc. Since 2005, Dr. Dunton has served as the Non-Executive Chairman of the board of directors of ActivBiotics, Inc., a privately held biopharmaceutical company. Previously, he was the President and Chief Executive Officer of Metaphore Pharmaceuticals, Inc. from 2003 until 2006, when it merged with ActivBiotics. From 2004 until 2005, Dr. Dunton served as a member of the board of directors of Vicuron Pharmaceuticals until it was acquired by Pfizer, Inc. In 2002, Dr. Dunton served as President, Chief Operating Officer and a director of Emisphere Technologies, Inc., a biopharmaceutical company. From 1994 to 2001, Dr. Dunton was a senior executive in various capacities in the Pharmaceuticals Group of Johnson & Johnson. From 1999 to 2001, Dr. Dunton was President and Managing Director of The Janssen Research Foundation, a Johnson & Johnson company. From 1998 to 1999, he served as Group Vice President of Global Clinical Research and Development of Janssen. Prior to joining Janssen, Dr. Dunton was Vice President of Global Clinical Research and Development at the R.W. Johnson Pharmaceutical Research Institute, also a Johnson & Johnson company. Prior to joining Johnson & Johnson, Dr. Dunton held positions in clinical research and development at Syntex Corporation, CIBA-GEIGY Corporation and Hoffmann La Roche Inc. Dr. Dunton is currently serving as a member of the board of directors of Targacept, Inc. (NASDAQ: TRGT), a position which he has held since 2006. Dr. Dunton holds a MD degree from New York University School of Medicine, where he completed his residency in internal medicine. He also was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center.

Dr. Dunton was selected to serve as one of our directors due to his extensive business and industry experience as well as his experience as a director of public companies.

We issued a press release on April 4, 2011 regarding the appointment of Dr. Dunton to our Board of Directors. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Number	Description

99.1	Press release, dated April 4, 2011 regarding new director

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 4th day of April, 2011.

ORAGENICS, INC. (Registrant)

BY:	/s/ Brian Bohunicky
Brian Bohunicky Chief Financial Officer